Exhibit 99.1
FOR IMMEDIATE RELEASE
Peerless Mfg. Co. Reports Fourth Quarter and Fiscal Year 2005 Results

Dallas, Texas September 27, 2005 — Peerless Mfg. Co. (the “Company”), (Nasdaq: PMFG), today reported its financial results for its fourth quarter and year ended June 30, 2005.
The Company reported fourth quarter revenues from continuing operations of approximately $16.0 million, an increase of approximately $3.0 million, or 23.1%, compared to revenues from continuing operations of approximately $13.0 million in the same period last year. The Company recorded a net loss from continuing operations for the quarter ended June 30, 2005 of approximately $158,000, or ($0.05) per diluted share, compared to net earnings from continuing operations of approximately $498,000, or $0.16 per diluted share for the same period last year. Loss from discontinued operations during the quarter ended June 30, 2005 was $13,000, or less than one cent per diluted share, compared to a loss of $170,000, or ($0.06) per diluted share for the same period last year. Net loss for the quarter ended June 30, 2005 was approximately $171,000, or ($0.06) per diluted share, compared to net earnings of $328,000, or $0.11 per diluted share for the quarter ended June 30, 2004. The Company’s results during the quarter were negatively impacted by unanticipated costs associated with two Environmental Systems projects and a charge to establish a valuation allowance against a subsidiary’s state deferred tax asset. Without these adjustments, the Company would have shown earnings from continuing operations and net earnings of approximately $272,000, or $0.09 per diluted share.
Mr. Sherrill Stone, Chairman and Chief Executive Officer of the Company, stated, “While we experienced unanticipated costs associated with these two Environmental Systems projects, we are encouraged by the fact that both of these projects are now operating well within the contracted operating specifications. The lessons learned on these two projects, which included technology that provided some of the lowest operating emissions at installations of their type, will serve us well in the future. We are also encouraged by the increase in our quotation activities across all operating units and by the recent increase in our orders. As a result, we anticipate our backlog at September 30, 2005 to be in the range of $48 million to $50 million, up from our $34 million backlog at June 30, 2005. We also anticipate that a majority of this backlog will ship during the second half of fiscal year 2006.”
For fiscal year 2005, the Company reported revenues from continuing operations of approximately $51.1 million, a decrease of approximately $8.7 million, or 14.6%, compared to revenues from continuing operations of approximately $59.8 million for the previous year. As the result of reduced revenues during fiscal year 2005, the Company recorded net loss from continuing operations of approximately $526,000, or ($0.17) per diluted share, compared to net earnings from continuing operations of approximately $2.4 million, or $.79 per diluted share, for the previous year. Loss from discontinued operations during the twelve months ended June 30, 2005, was $66,000, or ($0.02) per diluted share, compared to a loss of $364,000, or ($0.12) per diluted share, for the previous year. Net loss for the twelve months ended June 30, 2005 was approximately $592,000, or ($0.20) per diluted share, compared to net earnings of approximately $2.0 million, or $0.67 per diluted share, for twelve months ended June 30, 2004.
About Peerless Mfg. Co.
Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. The Company, headquartered in Dallas, Texas, markets its products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include, but are not limited to: the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Sherrill Stone, Chairman and Chief Executive Officer
Mr. Richard L. Travis, Vice President and Chief Financial Officer
Peerless Mfg. Co.
2819 Walnut Hill Lane
Dallas, Texas 75229
Phone: (214) 353-5590
Fax: (214) 351-4172
www.peerlessmfg.com

Peerless Mfg. Co.
Condensed Financial Information
(In thousands, except per share amounts)

Operating Results	Three months ended June 30,		Twelve months ended June 30,
	2005	2004	2005	2004

Continuing Operations
Revenues	$16,002	$13,034	$51,063	$59,761
Cost of goods sold	12,293	8,395	37,356	40,959

Gross profit	3,709	4,639	13,707	18,802
Operating expenses	3,633	3,634	14,409	14,929

Operating income (loss)	76	1,005	(702)	3,873
Other income (expense)	(97)	(49)	63	(24)
Income tax benefit (expense)	(137)	(458)	113	(1,447)

Net earnings (loss) from continuing operations	(158)	498	(526)	2,402
Loss from discontinued operations (including gain on disposal of $140 for the twelve months ended June 30, 2004), net of tax	(13)	(170)	(66)	(364)

Net earnings (loss)	$(171)	$328	$(592)	$2,038

Earnings (Loss) per Share
Basic — continuing operations	$(0.05)	$0.17	$(0.17)	$0.80
Basic — discontinued operations	—	(0.06)	(0.02)	(0.12)

	$(0.06)	$0.11	$(0.20)	$0.68

Diluted — continuing operations	$(0.05)	$0.16	$(0.17)	$0.79
Diluted — discontinued operations	—	(0.06)	(0.02)	(0.12)

	$(0.06)	$0.11	$(0.20)	$0.67

	Certain earnings per share amounts may not total due to rounding.

Weighted Average Shares Outstanding
Basic	3,036	3,007	3,028	3,003
Diluted	3,036	3,045	3,028	3,044

		June 30,

Condensed Balance Sheet Information		2005	2004

Current assets
Continuing operations		$35,696	$35,106
Discontinued operations		—	225

Total current assets		$35,696	$35,331

Total Assets
Continuing operations		$39,795	$39,241
Discontinued operations		9	234

Total assets		$39,804	$39,475

Current Liabilities
Continuing operations		$15,318	$14,496
Discontinued operations		106	306

Total current liabilities		$15,424	$14,802

Shareholders’ equity		$24,290	$24,673